Exhibit T3A(2)
                                                                  --------------


                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                                   NIBCO INC.
                                   ----------

                                    ARTICLE I
                                      Name

        1.01 Name. The name of the Corporation is NIBCO INC.


                                   ARTICLE II
                               Purposes and Powers

        2.01 Purposes and Powers. The purposes for which the Corporation is formed are:

            (a) To conduct and carry on a flow control business, and to engage in the manufacture of all kinds of flow control products composed of metal or plastic, or other material, and to sell such products directly, at wholesale or retail.

            (b) To acquire personal property and/or lands and erect buildings for the business described, and to pay for the same with cash or shares of the capital stock, bonds or other obligations or securities of the Corporation, or to sell and/or issue its shares of stock in exchange therefor; and in connection therewith, to conduct and operate a general sales agency for the purpose of selling its own products and the products of other persons, firms and corporations; to furnish general engineering service in connection therewith, and as such, in furtherance and not in limitation, of the powers conferred by law.

            (c) To do all things a natural person might do that are necessary, useful or proper to the conduct of said business. In connection therewith to manufacture, produce, purchase or otherwise acquire, sell and dispose and deal of, in and with and to store, transplant and distribute goods, wares and merchandise and property of any and every kind and description that may be necessary to carry on its business in the State of Indiana, or any State within the United States and its possessions, and all countries of the world; and to have one or more offices within and without the State of Indiana, in other States, the District of Columbia, and any of its territories, colonies and dependencies of the United States and in foreign countries in connection with its business, in furtherance and not in limitation of the powers conferred by law.

            (d) To acquire the good will, rights and property and the whole or any part of the assets, tangible or intangible, and to undertake or in any way assume the liabilities of any person, firm, association or corporation, to pay for the said good will, rights, property and assets in cash, the stock of the Corporation, bonds, evidences of indebtedness or otherwise, or by undertaking the whole or any party of the liabilities of the transferor; to hold or in any manner dispose of the whole or any part of the property so purchased; to conduct the whole or any part of the business so acquired and to exercise all the powers necessary or convenient in and about the conduct and management of such business.


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            (e) To  hold,  purchase  or  otherwise  acquire,  to  sell,  assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock, bonds, debentures or other evidences of the indebtedness created by other corporations, and while the holder thereof to exercise all rights and privileges of ownership, including the right to vote thereon;

            (f) To purchase, insofar as the same may be done without impairing the capital of the Corporation, and to hold, pledge and reissue shares of its own capital stock, but such stock so acquired and held, shall not be entitled to vote nor to receive dividends.

            (g) To register, purchase, lease or otherwise acquire, and to hold, own, use, operate under, introduce sell, assign or otherwise dispose of any and all trade marks, trade names and distinctive mark, formulas, and secret processes, and all inventions, improvements and processes used in connection with or secured under letters patent and grants of the United States or elsewhere, and to use, develop and to enter into license contracts for the manufacture, distribution and sale of patented articles belonging to others, and to grant licenses in respect or otherwise turn to account any and all trade marks, patent licenses, concessions, processes and like or any such property, rights, and information acquire, and with a view to the working and development of the same.

            (h) To enter into, make, perform and carry out contracts of every sort and kind, with any person, firm, association, corporation, private, public or municipal or body politic, and with the government of the United States or any State, territory or dependency thereof or any foreign country.

            (i) To borrow money and to issue, sell or pledge its obligations and evidences of indebtedness, and to mortgage or pledge its property and franchises to secure the payment thereof.

            (j) To cease doing business and to dissolve and surrender its corporate franchise.

            (k) And in general to carry on any business not prohibited under the laws of the State of Indiana, or elsewhere, where it may do business, which the Corporation may think calculated, directly or indirectly to make effective these objects, and to do any and all of the things in this certificate of organization expressed and implied and as fully as natural persons might or could do, and in any part of the world, as principals, agents, contractors or otherwise.

            (l) By its Board of Directors (the "Board"), to make, amend or repeal its Bylaws (the "Bylaws") for the government and regulation of its affairs.

        The foregoing clauses shall be construed as powers as well as purposes, and the matters expressed in each clause shall, except if otherwise expressly provided, be in no wise limited, by reference to or inference from the terms of any other clause, but shall be regarded as independent powers and purposes; and the enumeration of specific powers and purposes shall not be construed to limit or restrict in any manner the meaning of general terms or the general powers of the Corporation; nor shall the expression of one thing be deemed to exclude another not expressed, although it be of like nature.

        The Corporation shall be authorized to exercise and enjoy all other powers, rights and privileges granted by the IBCL to corporations organized hereunder and all the powers conferred by all acts heretofore or hereafter amendatory of or supplemental to the IBCL; and the enumeration of certain powers as herein specified is not intended as exclusive of or as a waiver of, any of the powers, rights or privileges granted or conferred by the IBCL or the said laws now or hereafter in force; provided, however, that the Corporation shall not, in any state, territory, district, possession or country, carry on any business or exercise any powers which a corporation organized under the laws thereof should not carry on or exercise.


                                   ARTICLE III
                                Term of Existence

        3.01 Term. The period during which the Corporation shall continue is perpetual.


                                   ARTICLE IV
                       Principal Office and Resident Agent

        4.01 Principal Office. The post office address of the principal office of the Corporation is 1516 Middlebury Street, Elkhart, Indiana, 46516.


        4.02 Registered Agent. The name and post office address of its Registered Agent in charge of such office is Thomas L. Eisele, 1516 Middlebury Street, Elkhart, Indiana, 46516.


                                    ARTICLE V
                             Amount of Capital Stock

        5.01 Amount. The total number of shares which the Corporation shall have authority to issue is 50,000,000 shares of Common Stock, par value $1.00 per share ("Common Stock").


                                   ARTICLE VI
                             Terms of Capital Stock

        6.01  Single  Class.  All shares of Common  Stock (as defined in Section
6.05 of this Article VI) shall be one class. All shares of Common Stock shall have the same preferences, limitations, and relative rights.

        6.02 Liquidation. Upon any dissolution, liquidation or winding up of the Corporation, the remaining assets of the Corporation, after payment of its debts and liabilities, shall be distributed to the holders of Common Stock.

        6.03 Voting. The holders of shares of Common Stock are entitled to cast one (1) vote for each share of Common Stock standing in such shareholder's name on the books of the Corporation, on each matter voted on at a shareholders' meeting.

        6.04 Dividends. The holders of Common Stock shall be entitled, but only when, as and if declared by the Board, to dividends and other distributions from surplus of the Corporation or from other funds legally available for payment of dividends.

        6.05 Reclassification.

            (a)         Conversion and Reclassification of Class A Common Stock.
                        Immediately upon the filing of these Articles of Incorporation with the Secretary of State of the State of Indiana, every share of Class A Common Stock, with par value $20.00 per share, of the Corporation shall become and be deemed to be, and shall automatically convert into, 24.1897 shares of Common Stock, with par value $1.00 per share ("Common Stock").

            (b) Reclassification of Class B Common Stock. Immediately upon the filing of these Articles of Incorporation with the Secretary of State of the State of Indiana, every share of Class B Common Stock, with par value $1.00 per share, of the Corporation shall become and be deemed to be, and shall automatically convert into one (1) share of Common Stock.

            (c)         Certificates.    Upon   the    effectiveness    of   the
                        reclassification, the Corporation shall provide the shareholders newly issued certificates representing their ownership interest in the reclassified Common Stock. Shareholders may return their Class A Common
                        Stock certificate(s) or Class B Common Stock certificate(s), as the case may be, to the Corporation or may destroy such certificates. Upon the effectiveness of the reclassification, such certificates shall be deemed to be canceled and void.

        6.06 Restrictions on Transfer.

            (a) Notice of Intent to Transfer. Except for transfers to the NIBCO INC. Employee Stock Ownership Plan, no share of Common Stock shall be transferable on the books of the Corporation unless and until the holder thereof, or his legal representative, shall have delivered to the Corporation a notice ("Notice of Transfer") setting forth the number of shares which the holder or his legal representative proposes to transfer and setting forth the address at which the Corporation may send notices to such holder or his legal representative. A Notice of Transfer may only be submitted to the Corporation during the 15-day period from March 1 to March 15 and/or the 15-day period from September 1 to September 15 each year (each period being referred to as "Purchase Period"), and the Notice of Transfer is deemed submitted on the date it is received by the Corporation.

            (b) Corporation's Option to Purchase. On the date on which the Notice of Transfer is received by the Corporation, the Corporation shall thereupon have the option to purchase such shares for cash at a per share price equal to the Appraised Price (as defined below) on the date of purchase. The Corporation may exercise the option set forth in the preceding sentence by delivering written notice of the exercise thereof to the shareholder, or his legal representative, within ten (10) business days following the current Purchase Period.

            (c) Exercise of Option. The Corporation may exercise its option to purchase the shares by giving written notice of its exercise to the address shown on the Notice of Transfer within ten (10) business days following the current Purchase Period. In the event the Corporation exercises such option, the shareholder, or his legal representative, shall surrender the certificate representing such shares to the Corporation, together with such instruments of transfer and such other documents evidencing his authority to act as the Corporation may reasonably request, within ten (10) business days following the date of the exercise of such option. Payment of the purchase price shall be made by the Corporation in cash promptly thereafter.

            (d) Right to Sell to Third Party. In the event that the Corporation shall not exercise its option within ten
                        (10) business days following the applicable Purchase Period, the shareholder, or his legal representative, shall be free for a period ending forty (40) days after the close of the Purchase Period to transfer the shares. If the certificate representing the shares has not been presented to the Corporation for transfer before the expiration of such ending forty (40) day period, the shares shall again become subject to the provisions of this Section 6.06.

            (e) Definition of Appraised Price. As used in this Article VI, the "Appraised Price": (i) during each six month period commencing on March 1 and the ending on August 31, shall equal the fair market value of a share of Common Stock as of the immediately preceding December 31; and (ii) during each six month period commencing on September 1 and ending on the February 28 or 29, as the case may be, shall equal the fair market value of a share of Common Stock as of the immediately preceding June 30 in each case as determined by a nationally recognized financial advisor appointed by the Board;
                        provided, however, that in lieu of appointing a nationally recognized financial advisor, the Board may adopt as the Appraised Price the price per share determined pursuant to the valuation done in accordance with the NIBCO INC. Employee Stock Ownership Plan dated as of January 1, 2004, as amended and applicable laws and regulations relating thereto. Such determination of the Appraised Price shall be binding upon all shareholders. The Appraised Price shall be appropriately adjusted to reflect any intervening reclassification, stock split or stock dividend with respect to the Common Stock.

            (f) Put Option. Subject to the limitations of Section 6.06(g) of these Articles of Incorporation, any holder of Common Stock, or his legal representative, may sell all or any part of such stock to the Corporation during and only during the Purchase Periods by delivering to the Corporation, during the applicable Purchase Period, a written notice of his exercise of such right accompanied by the certificate representing the shares to be sold, together with such instruments of transfer and such other documents evidencing his authority to act as the Corporation may reasonably request. Subject to the limitations of Section 6.06(g), any shares tendered pursuant to this Section 6.06(f) shall be purchased at the Appraisal Price on the date of purchase within ten
                        (10)  business  days  following  the  current   Purchase
                        Period.

            (g) Limitations on Corporation's Obligation to Purchase Shares Pursuant to Put Option. The Corporation shall not be obligated to purchase shares under Section 6.06(f) of these Articles of Incorporation if: (i) the Corporation does not have legally available funds therefor or payment for such shares would jeopardize the Corporation's ability to continue as a going concern or to receive an unqualified opinion from the Corporation's auditors with respect to the Corporation's financial statements as determined by the Board in good faith in its sole discretion; or (ii) during the Tender Year (as defined below) in which such shares are presented for purchase, the Corporation shall have purchased under this Section 6.06 an aggregate number of shares of Common Stock equal to or exceeding three percent (3%) of the number of shares of Common Stock outstanding on the last business day of the preceding Tender Year; or (iii) the NIBCO Employee Stock Ownership Plan dated January 1, 2004, as amended, is a viable purchaser of shares and the plan's trustee, in accordance with all plan documents and applicable laws and regulations, agrees to purchase such shares.

                        The Corporation may make partial purchases of shares to the extent such purchase is within the limitations of this Section 6.06(g). With respect to the limitations described in this Section 6.06(g), the Corporation may, in its sole discretion, purchase shares pro rata from all or some tendering shareholders, and/or their legal representatives, or may purchase all shares from a single shareholder, or his legal representative, if such purchase would result in the purchase of all, but not less than all, of such record owner's shares of Common Stock.

                        In the event the Corporation does not purchase shares due to the limitations described in this Section 6.06(g), the Corporation will return the shares to the tendering shareholder or his legal representative, and the shares shall remain subject to all transfer restrictions hereof.

                        As used in this Article VI, "Tender Year" shall mean the year commencing on March 1 and ending on February 28 or 29 as the case may be of the following year.

            (h) Restrictive Legend. All certificates for Common Stock shall be endorsed as follows:

                        "This certificate and the shares represented hereby are subject to certain rights of purchase granted to the Corporation and are transferable only upon compliance with the provisions of Article VI of the Articles of Incorporation of the Corporation, as amended, a copy of which is on file in the office of the Corporation."


                                   ARTICLE VII
                                    Directors

        7.01 Number. The number of Directors on the Board (the "Directors") shall be such number as the Bylaws may, from time to time, provide, not exceeding however, the number of nine (9) and not less than three (3).

        7.02   Qualifications.   Directors  need  not  be  shareholders  of  the
Corporation. A majority of the Directors at any time shall be citizens of the United States.


                                  ARTICLE VIII
  Provisions for Regulation of Business and Conduct of Affairs of Corporation

        8.01 Committees. If the Bylaws for the time being in force so provide, the Board may designate two (2) or more of its number to constitute an Executive Committee, which Committee to the extent provided in the Bylaws, shall have and exercise all of the authority of the Board in the management of the Corporation, and have power to authorize the execution of and affixation of the seal of the Corporation to all papers or documents which may require it; in no manner, however, shall the Board or any member thereof be relieved of any responsibility imposed upon it or him by the IBCL. The Board may designate, in its discretion, one or more additional committees, including but not limited to, an Audit Committee, Compensation Committee, and Nominating Committee.

        8.02 Powers of the Board. In addition to the powers and authorities hereinbefore or by statute conferred, the Board is hereby authorized to exercise all such powers and do all such acts and things as may be exercised or done by a corporation organized and existing under the provisions of the IBCL, except as herein expressly provided and except that such Board shall not have power in any manner to alter the relative preferences, limitations and restrictions of any of the classes of stock authorized by these Articles of Incorporation.

        8.03 Amendments. The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation in the manner now or hereafter prescribed by the provisions of the said IBCL or any other pertinent enactment of the General Assembly of the State of Indiana, and all rights and powers conferred hereby on stockholders, directors and/or officers are subject to this reserve power.

        8.04 Election of Directors. Election of Directors need not be by ballot unless the Bylaws so provide. A majority of the remaining Directors shall elect directors to fill vacancies on such Board.

        8.05 Conflicts of Interest. If this Corporation enters into contract or transacts business with one or more of its Directors or with any firm of which one or more of its directors are members, or with any other corporation or association of which one or more of its directors are shareholders, directors or officers, such contract or transaction shall not be invalidated or in any way affected by the fact that such director or directors have or may have interests therein which are or might be adverse to the interests of this Corporation; provided, however, that such contract or transaction is entered into in good faith and in the usual course of business.